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             SONOCO PRODUCTS COMPANY AND CONSOLIDATED SUBSIDIARIES

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                                                                    EXHIBIT (11)

                       COMPUTATION OF EARNINGS PER SHARE

                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)


                                                                                     YEARS ENDED DECEMBER 31
                                                                                     -----------------------
                                                                          1993(A)            1992            1991
                                                                          -------            ----            ----
Primary earnings
  Net income available to common shareholders                          $     117,570    $      43,359   $       94,805
                                                                       =============    =============   ==============
Common shares
  Weighted average number of
    shares outstanding                                                    87,315,677       86,732,210       86,304,578

  Assuming exercise of options (at
    yearly average) reduced by
    the number of shares that could
    have been purchased with proceeds
    from exercise of such options                                            857,331          810,786          470,983
                                                                       -------------    -------------   --------------
  Weighted average number of shares
    outstanding as adjusted                                               88,173,008       87,542,996       86,775,561
                                                                       =============    =============   ==============

Primary earnings per common share
  Net income available to common shareholders                          $        1.33    $         .50    $        1.09
                                                                       =============    =============   ==============

Assuming full dilution
  Net income available to common shareholders                          $     117,570    $      43,359    $      94,805
                                                                       =============    =============   ==============

Common shares
  Weighted average number of
    shares outstanding                                                    87,315,677       86,732,210       86,304,578

  Assuming exercise of options (at the
    higher of the end-of-year price or
    the yearly average) reduced by
    the number of shares that could
    have been purchased with proceeds
    from exercise of such options                                            857,331        1,090,620          470,983
                                                                       -------------    -------------   --------------


  Weighted average number of shares
    outstanding as adjusted                                               88,173,008       87,822,830       86,775,561
                                                                       =============    =============   ==============

Earnings per common share assuming full dilution
          Net income available to common shareholders                  $        1.33    $         .49   $        $1.09
                                                                       =============    =============   ==============


(A)The Company issued 3,450,000 shares of Series A Cumulative Convertible Preferred Stock in October 1993. The convertible preferred stock and the related dividend had an anti-dilutive effect on earnings per share in 1993 and are therefore excluded from the above computation.